Exhibit 99.1

Acumen Pharmaceuticals Reports Second Quarter 2026 Financial Results
and Business Highlights

•Expect to report topline results for ALTITUDE-AD, a Phase 2 study to investigate sabirnetug (ACU193) for the treatment of early Alzheimer’s disease, in late 2026

•Two candidates nominated for development in Acumen’s Enhanced Brain Delivery™ (EBD™) program; lead clinical candidate IND filing for the EBD program targeted for mid-2027
•Cash, cash equivalents and marketable securities of $110.2 million as of June 30, 2026, expected to support current clinical and operational activities into early 2027
•Company to host conference call and webcast today at 8:00 a.m. ET

NEWTON, Mass., Aug. 12, 2026 – Acumen Pharmaceuticals, Inc. (NASDAQ: ABOS) (“Acumen” or the “Company”), a clinical-stage biopharmaceutical company developing novel therapeutics that target toxic soluble amyloid beta oligomers (AβOs) for the treatment of Alzheimer’s disease (AD), today reported financial results for the second quarter of 2026 and provided a business update.
“This quarter we have been laser-focused on the readout preparations for our ALTITUDE-AD Phase 2 study investigating the efficacy, safety and tolerability of sabirnetug for the treatment of early AD, with topline results expected later this year. We are excited about the potential for sabirnetug to emerge as a potential treatment of choice with a differentiated benefit-to-risk profile given its unique product attributes as an anti-AβO, IgG2 monoclonal,” said Daniel O’Connell, Chief Executive Officer of Acumen. “In the second quarter, we also announced the nomination of two Enhanced Brain Delivery™ candidates for the treatment of Alzheimer’s Disease, representing the only program combining a validated blood-brain barrier-penetrating technology with an AβO-selective therapeutic antibody. We continue to advance IND-enabling activities toward a mid-2027 IND submission for a lead candidate, and are excited about the optionality this innovative product approach adds to our pipeline and the potential it holds to deliver a next-generation treatment for AD.”

Recent Highlights

•In June 2026, the Company announced the nomination of two EBD™ development candidates for the treatment of AD.

◦ACU301 and ACU401 were nominated in the EBD program as part of the exercise of Acumen’s option under its license agreement with JCR Pharmaceuticals.

◦Acumen’s EBD candidates are designed to achieve higher brain penetration with potential for improved safety compared to native antibodies and delivered in a stable, low volume subcutaneous administration format.

•In July 2026, the Company announced EBD program data and early AD insights at the Alzheimer’s Association International Conference (AAIC®) 2026.

◦EBD bispecific antibodies targeting both AβOs and hTfR (human transferrin receptor) showed improved brain penetration compared to the native anti-AβO antibodies, which may enable administration with a low-volume delivery device and reduce the delivered dose required for efficacy.

◦EBD candidate ACU401 achieves up to 40-fold greater frontal cortex exposure in non-human primates and significant increase in exposures in deep brain regions.

◦No hematological safety signals, including no effects on reticulocytes, were observed in non-human primates, demonstrating low potential for anemia.

◦ALTITUDE-AD patient experience data highlight unmet need in early Alzheimer's disease.

◦To access the material, please visit the Publications section of the Acumen website.
Anticipated Milestones
•The Company expects topline results from ALTITUDE-AD in late 2026. ALTITUDE-AD is a Phase 2 study investigating sabirnetug in 542 participants (N=180 per cohort) for the treatment of early Alzheimer’s disease.

◦ALTITUDE-AD includes two active doses (35 mg/kg, 50 mg/kg, IV Q4W) vs. placebo over an 18-month double-blinded period.

◦Topline results are expected to include iADRS (Integrated Alzheimer’s Disease Rating Scale), our primary clinical efficacy endpoint, as well as key secondary endpoints, such as CDR-SB (Clinical Dementia Rating – Sum of the Boxes), certain safety measures such as adverse event rates, including ARIA rates, and key biomarkers.

•The Company is targeting the submission of an IND filing with respect to a lead clinical candidate in its EBD program in mid-2027.
Second Quarter 2026 Financial Results
•Cash Balance. As of June 30, 2026, cash, cash equivalents and marketable securities totaled $110.2 million compared to cash, cash equivalents and marketable securities of $128.4 million as of March 31, 2026. Cash is expected to support current clinical and operational activities into early 2027.

•Research and Development (R&D) Expenses. R&D expenses were $27.8 million for the quarter ended June 30, 2026, compared to $37.1 million for the quarter ended June 30, 2025. The decrease was primarily due to reductions in manufacturing and materials costs, and CRO costs, which are both associated with our ALTITUDE-AD clinical trial.

•General and Administrative (G&A) Expenses. G&A expenses were $4.7 million for the quarter ended June 30, 2026, compared to $4.6 million for the quarter ended June 30, 2025.
•Loss from Operations. Loss from operations was $32.6 million for the quarter ended June 30, 2026, compared to $41.8 million for the quarter ended June 30, 2025. This decrease was due to the decreased R&D expenses over the prior year period.
•Net Loss. Net loss was $32.7 million for the quarter ended June 30, 2026, compared to $41.0 million for the quarter ended June 30, 2025.
Conference Call Details
Acumen will host a conference call and live audio webcast today, August 12, 2026, at 8:00 a.m. ET.
To participate in the live conference call, please register using this link. After registration, you will be informed of the dial-in numbers including PIN. Please register at least one day in advance.

The webcast audio will be available via this link.

An archived version of the webcast will be available for at least 30 days in the Investors section of the Company’s website at www.acumenpharm.com.
About Sabirnetug (ACU193)

Sabirnetug (ACU193) is a humanized monoclonal antibody (mAb) discovered and developed based on its selectivity for soluble amyloid beta oligomers (AβOs), which are a highly toxic and pathogenic form of Aβ, relative to Aβ monomers and amyloid plaques. Soluble AβOs have been observed to be potent neurotoxins that bind to neurons, inhibit synaptic function and induce neurodegeneration. By selectively targeting toxic soluble AβOs, sabirnetug aims to address the hypothesis that soluble AβOs are an early and persistent underlying cause of the neurodegenerative process in Alzheimer’s disease (AD). Sabirnetug has been granted Fast Track designation for the treatment of early AD by the U.S. Food and Drug Administration and is currently being evaluated in a Phase 2 study in patients with early AD.
About ALTITUDE-AD (Phase 2)

Initiated in 2024, ALTITUDE-AD is a Phase 2, multi-center, randomized, double-blind, placebo-controlled clinical trial designed to evaluate the efficacy and safety of sabirnetug (ACU193)

infusions administered once every four weeks in slowing cognitive and functional decline as compared to placebo in participants with early Alzheimer's disease. The study has enrolled 542 individuals with early Alzheimer’s disease (mild cognitive impairment or mild dementia due to AD) at multiple investigative sites located in the United States, Canada, the European Union and the United Kingdom. Topline results are expected in late 2026. More information can be found on www.clinicaltrials.gov, NCT identifier NCT06335173.
About Acumen Pharmaceuticals, Inc.

Acumen Pharmaceuticals is a clinical-stage biopharmaceutical company developing novel therapeutics that target toxic soluble amyloid beta oligomers (AβOs) for the treatment of Alzheimer’s disease (AD). Acumen’s scientific founders pioneered research on AβOs, which a growing body of evidence indicates are early and persistent triggers of Alzheimer’s disease pathology. Acumen is currently focused on advancing its lead investigational product candidate, sabirnetug (ACU193), a humanized monoclonal antibody that selectively targets toxic soluble AβOs, in its ongoing Phase 2 clinical trial ALTITUDE-AD (NCT06335173) in early symptomatic Alzheimer’s disease patients, following positive results in its Phase 1 trial INTERCEPT-AD. Acumen is also investigating a subcutaneous formulation of sabirnetug using Halozyme’s proprietary ENHANZE® drug delivery technology. Acumen is also collaborating with JCR Pharmaceuticals to develop an Enhanced Brain Delivery™ (EBD™) therapy for Alzheimer’s disease utilizing a transferrin-receptor-targeting blood-brain barrier-penetrating technology. The company is headquartered in Newton, Mass. For more information, visit www.acumenpharm.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statement describing Acumen’s goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Words such as “believes,” “expects,” “anticipates,” “could,” “should,” “would,” “seeks,” “aims,” “plans,” “potential,” “will,” “milestone” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements include statements concerning Acumen’s business, and Acumen’s ability to achieve its strategic and financial goals, including its projected use of cash, cash equivalents and marketable securities and the expected sufficiency of its cash resources into early 2027, the therapeutic potential of Acumen’s product candidate, sabirnetug (ACU193), including against other antibodies, the timing of anticipated topline results of ALTITUDE-AD, Acumen's plans to develop a candidate to treat Alzheimer's Disease utilizing EBD technology, including its expectations with respect to timing for the submission of an IND, the potential of its EBD candidates and the potential for developing a best-in-class therapeutic candidate for people living with Alzheimer’s Disease. These statements are based upon the current beliefs and expectations of Acumen management, and are subject to certain factors, risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing safe and effective human therapeutics. Such risks may be amplified by the impacts of geopolitical events and macroeconomic conditions, such as rising inflation and interest rates, supply disruptions and uncertainty of credit and financial markets. These and other risks concerning Acumen’s programs are described in additional detail in Acumen’s filings with the Securities and Exchange Commission (“SEC”), including in Acumen’s most recent Annual Report on Form 10-K, and in subsequent filings with the SEC. Copies of these and other documents are available from Acumen. Additional information will be made available in other filings that Acumen makes from time to time with the SEC. These forward-looking statements speak only as of the date hereof, and Acumen expressly disclaims any obligation to update or revise any forward-looking statement, except as otherwise required by law, whether, as a result of new information, future events or otherwise.

CONTACTS:

Investors:
Alex Braun
abraun@acumenpharm.com
Media:
ICR Healthcare
AcumenPR@icrhealthcare.com

Acumen Pharmaceuticals, Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2026	2025
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$59,443	$53,989
Marketable securities	50,754	62,876
Prepaid expenses and other current assets	5,316	5,387
Total current assets	115,513	122,252
Restricted cash	231	231
Other assets, long-term	263	350
Total assets	$116,007	$122,833
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,379	$554
Accrued clinical trial expenses	6,263	10,616
Accrued expenses and other current liabilities	7,533	10,072
Debt, short-term	19,673	8,765
Total current liabilities	46,848	30,007
Debt, long-term	11,896	22,396
Total liabilities	58,744	52,403
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized and no shares issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of June 30, 2026 and December 31, 2025; 72,314,714 and 60,575,369 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	7	6
Additional paid-in capital	557,186	516,803
Accumulated deficit	(499,917)	(446,462)
Accumulated other comprehensive (loss) income	(13)	83
Total stockholders’ equity	57,263	70,430
Total liabilities and stockholders’ equity	$116,007	$122,833

Acumen Pharmaceuticals, Inc.
Condensed Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses
Research and development	$27,809	$37,125	$44,293	$62,391
General and administrative	4,747	4,625	9,412	9,729
Total operating expenses	32,556	41,750	53,705	72,120
Loss from operations	(32,556)	(41,750)	(53,705)	(72,120)
Other income (expense)
Interest income	1,111	2,015	2,175	4,486
Interest expense	(1,094)	(1,046)	(2,163)	(2,069)
Change in fair value of embedded derivatives	(160)	(40)	300	150
Other expense, net	(19)	(129)	(62)	(193)
Total other (expense) income	(162)	800	250	2,374
Net loss	(32,718)	(40,950)	(53,455)	(69,746)
Other comprehensive gain (loss)
Unrealized (loss) gain on marketable securities	(34)	8	(96)	71
Comprehensive loss	$(32,752)	$(40,942)	$(53,551)	$(69,675)
Net loss per common share, basic and diluted	$(0.45)	$(0.68)	$(0.79)	$(1.15)
Weighted-average shares outstanding, basic and diluted	72,250,694	60,573,425	67,759,940	60,549,658

Acumen Pharmaceuticals, Inc.
Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net loss	$(53,455)	$(69,746)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	23	31
Stock-based compensation expense	4,920	4,972
Amortization of premiums and accretion of discounts on marketable securities, net	(161)	(644)
Change in fair value of embedded derivatives	(300)	(150)
Amortization of right-of-use asset	68	61
Realized gain on marketable securities	(6)	(3)
Noncash interest expense	708	613
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	71	1,714
Other long-term assets	(4)	18
Accounts payable	12,825	(3,545)
Accrued clinical trial expenses	(4,353)	(4,236)
Accrued expenses and other liabilities	(2,539)	4,962
Net cash used in operating activities	(42,203)	(65,953)
Cash flows from investing activities
Purchases of marketable securities	(40,823)	(38,056)
Proceeds from maturities and sales of marketable securities	53,016	105,316
Purchases of property and equipment	—	(88)
Net cash provided by investing activities	12,193	67,172
Cash flows from financing activities
Proceeds from private placement, net of offering costs	35,441	—
Proceeds from exercise of stock options	172	37
Repurchase of common shares to pay employee withholding taxes	(149)	(73)
Net cash provided by (used in) financing activities	35,464	(36)
Net change in cash and cash equivalents and restricted cash	5,454	1,183
Cash and cash equivalents and restricted cash at the beginning of the period	54,220	35,859
Cash and cash equivalents and restricted cash at the end of the period	$59,674	$37,042